Exhibit 3.1
PROPOSED THIRD AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EXCELFIN ACQUISITION CORP.
ExcelFin Acquisition Corp. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:
1. The name of the Corporation is “ExcelFin Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 15, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation, which both amended and restated the provisions of the Original Certificate, was filed in the office of the Secretary of State of the State of Delaware on October 20, 2021 (the “Amended and Restated Certificate of Incorporation”).
2. This third amendment (the “Third Amendment”) to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.
3. This Third Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).
4. The text of the second sentence of Section 9.1(b) of Article IX is hereby amended to read as follows:
Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by the Termination Date (as defined below), including any extension thereof, and (iii) the redemption of Offering Shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by July 25, 2024 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7).
5. The text of Section 9.2(a) of Article IX is hereby amended to delete the following language from the end of the first sentence thereof:
; provided, however, that the Corporation shall not redeem Offering Shares to the extent that such redemption would result in the Corporation having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)) of less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”)
6. The text of Section 9.2(d) of Article IX is hereby amended to read as follows:
(d) In the event that the Corporation has not consummated an initial Business Combination by April 25, 2024 (the “Termination Date”), the Corporation may extend the Termination Date until up to July 25, 2024, comprised of three one-month extensions (each an “Extension”), for a total of three months after the Termination Date; provided that there has been deposited into the trust account before the Termination Date or the end of the immediately preceding extension, as applicable, for each of the three one-month extensions the lesser of (x) $50,000 or (y) $0.02 for each then outstanding public share until July 25, 2024 (assuming the Corporation’s business combination has not occurred) in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. In the event that the Corporation has not consummated an initial Business Combination by the Termination Date, including any extension thereof, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable, and less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.
7. Section 9.2(e) and Section 9.2(f) of Article IX are hereby amended to delete those sections in their entirety.
8. The text of Section 9.7 of Article IX is hereby amended to read as follows:
Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Termination Date, including any extension thereof, or (B) with respect to any other provision herein relating to stockholder’s rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable), divided by the number of then outstanding Offering Shares.
IN WITNESS WHEREOF, ExcelFin Acquisition Corp. has caused this Third Amendment to be duly executed in its name and on its behalf by an authorized officer as of this     day of           , 2024.
EXCELFIN ACQUISITION CORP.
By:
Name:
Title: